Exhibit 10.02

[PayPal Holdings, Inc. Letterhead]

April 17, 2016

Aaron Karczmer

Dear Aaron:

PayPal Holding, Inc. (“PayPal” or the “Company”) is pleased to offer you the exempt position of Senior Vice President, Chief Compliance Officer at a bi-weekly salary of $19,230.77, which is equivalent to an annualized salary of $500,000.

You will be eligible to participate in the Annual Incentive Plan (AIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the AIP is 75% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an AIP-eligible position during the annual bonus period. There is no guarantee any AIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the AIP. To be eligible to receive any AIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the AIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the AIP at any time.

To the extent you are liable to Amex for “claw-backs”, PayPal will compensate you for the equivalent amount, grossed up for taxes so the net impact is cost neutral to you.

You will be eligible to receive a one-time bonus make-good payment of $150,000 (less deductions and applicable taxes). This payment will be made in February 2017, subject to your continued employment on the date of payment.

You will receive a one-time cash payment of $250,000 (less deductions and applicable taxes). This payment will be made within two pay periods of your start date.

It will be recommended to the Board of Directors of PayPal Holdings, Inc. or its delegates that you be granted (a) awards of restricted stock units (“RSUs”) and (b) a target award of performance-based restricted stock units (“PBRSUs”), as described in the following paragraphs, all to be granted under the Company’s 2015 Equity Incentive Award Plan (the “Plan”). The grants will be made on the 15th of the month following the month you start work. The grants are described as a U.S. dollar value. The number of shares to be granted will be determined by dividing the U.S. dollar value of each award by the Average PayPal Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of PayPal common stock. The “Average PayPal Closing Price” shall be calculated based on the average of the closing prices of PayPal common stock in U.S. dollars for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

It will be recommended to the Board of Directors of PayPal Holdings, Inc. or its delegates that you be granted an award of Restricted Stock Units (“RSUs”) valued at $1,000,000.00 to be granted under the Plan as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The RSUs will vest and become non-forfeitable (assuming your continued employment with a PayPal company on each vesting date) over three years at the rate of 33 1/3rd % per year on each anniversary of the date of grant, subject to applicable taxes and withholdings.

It will also be recommended to the Board of Directors of PayPal Holdings, Inc. or its delegates that you be granted a target award of Performance-Based Restricted Stock Units (“PBRSUs”) valued at $1,000,000.00 to be granted under the Plan as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date and shall be consistent with the publicly-disclosed form of PBRSU agreement under the Plan). The PRBRSUs will cover performance over the period January 1, 2016 through December 31, 2018 and will vest and become non-forfeitable on December 31, 2018, assuming your continued employment with a PayPal company on the vesting date, subject to applicable taxes and withholdings. The target award will be applied only to this performance period. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. PBRSUs earned based on Company performance for such three-year period will be granted in early 2019 (on or about March 1, 2019).

Subject to the terms of the Plan, you will be eligible to receive annual equity compensation grants under PayPal’s Focal review process at the same time as grants are made to other senior executives beginning in 2017. Subject to the foregoing commitment, the aggregate target grant value and form of award will be determined by

PayPal and approved by the Board of Directors of PayPal Holdings, Inc. or its delegates. You will have a target value of $2,000,000 in total equity compensation; however, the Board of Directors of PayPal Holdings, Inc. or its delegates shall retain sole and absolute discretion as to the amount and form of any equity awards.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Agreement carefully, execute the certification and submit it to PayPal’s human resources department.

You will be also entitled to the benefits that PayPal customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. PayPal reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by PayPal’s SVP of Human Resources. You will be eligible for severance and change in control protections based on our stated policy, the details of which will be provided separately. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at PayPal are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully before signing them and submitting them to PayPal’s human resources department. If you should have any questions about either agreement, please contact me.

This offer letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this offer letter by signing a copy of this letter and returning it to me. All other documents requiring your signature must be submitted either in hard copy or electronically prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

This offer is contingent upon the results of your background verification and reference checks. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ Marcia Morales-Jaffe

Marcia Morales-Jaffe
SVP, Chief People Officer

ACCEPTED:

/s/ Aaron Karczmer

Aaron Karczmer

Date: 4/17/2016                Anticipated Start Date: May 2, 2016